FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207677-03

Sent:  Wednesday, November 16, 2016 12:47 PM

Subject:  GSMS 2016-GS4 - Final Pricing Details (Public)(external)

GSMS 2016-GS4 – Final Pricing Details (Public)(external)

$903.354mm Fixed Rate CMBS Offering

Lead Manager and Sole Bookrunner:  Goldman, Sachs & Co.

Co-Managers:  Academy Securities, Inc., Drexel Hamilton, LLC and Morgan Stanley

Class	Moody's/Fitch/KBRA	Size($mm)	WAL(yr)	C/E	Spread	Coupon	Yield	$px
A-1	Aaa(sf)/AAAsf/AAA(sf)	31.820	2.83	30.000%	S+32	1.731	1.722	99.99841
A-2	Aaa(sf)/AAAsf/AAA(sf)	201.522	4.90	30.000%	S+55	2.905	2.254	102.99770
A-3	Aaa(sf)/AAAsf/AAA(sf)	175.000	9.66	30.000%	S+100	3.178	3.069	100.99448
A-4	Aaa(sf)/AAAsf/AAA(sf)	267.043	9.84	30.000%	S+102	3.442	3.098	102.99981
A-AB	Aaa(sf)/AAAsf/AAA(sf)	43.192	7.17	30.000%	S+90	3.278	2.819	102.99628
A-S	Aa3(sf)/AAAsf/AAA(sf)	92.388	9.94	21.000%	S+122	3.645	3.303	102.99872
B	NR/AA-sf/AA(sf)	48.761	9.94	16.250%	S+140	3.70307252	3.483	102.99198
C	NR/A-sf/A(sf)	43.628	9.94	12.000%	S+220	3.80407252	4.283	97.30597

CUSIPs/ISINs

Class	CUSIP	ISIN
A-1	36251XAN7	US36251XAN75
A-2	36251XAP2	US36251XAP24
A-3	36251XAQ0	US36251XAQ07
A-4	36251XAR8	US36251XAR89
A-AB	36251XAS6	US36251XAS62
A-S	36251XAV9	US36251XAV91
B	36251XAW7	US36251XAW74
C	36251XAY3	US36251XAY31

Anticipated Timing

Anticipated Closing:  Weds, November 30th

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-207677) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION). SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.